Exhibit 4.19

Exclusive Services Agreement

This Exclusive Services Agreement (this “Agreement”) is concluded in Beijing on January 11, 2021 by and between:

Party A: Abitcool (China) Broadband Inc.

Registered address: Room 10, 3/F, Administrative Service Building, No.6 Zhongxing Road, Hongmei Town, Dongguan

Party B: WiFire Network Technology (Beijing) Co., Ltd.

Registered address: Room 802, Information Building, No. 13, Linyin North Street, Pinggu District, Beijing

Upon equal and voluntary negotiation, both Parties reach a consensus on the provision of Internet technical services and management consulting services under the Exclusive Technical Consulting and Service Agreement entered into by and between Party A and Party B on January 11, 2021, and hereby agree as follows:

1.	During the term of this Agreement, Party A shall provide Party B with, and Party B agrees to receive from Party A, the management consulting and Internet technical services.
2.

During the term of this Agreement, without the prior consent of Party A, Party B shall not seek any entity or individual other than Party A to provide management consulting and Internet technologies or such other similar services.

3.

Service fees shall be calculated and paid as per RMB1,000/hour, which may be adjusted by Party A at any time at its sole discretion and decision. Service fees shall be paid on a monthly basis. Every month, Party B shall pay the Service Fees within 5 days after examining and verifying the invoice issued and provided by Party A.

4.

All intellectual property rights generated in Party A providing services hereunder shall belong to Party A; provided, however, that if compulsory legal provisions have provided otherwise, such compulsory legal provisions shall apply with respect to the determination of the ownership of the intellectual property rights.

5.	The Parties shall each ensure that they have all rights, qualifications and capacity necessary for negotiation, execution and performance of this Agreement.
6.	The Parties shall each keep confidential the confidential information obtained from the other signing party in the process of negotiation, execution and performance of this Agreement.
7.	This Agreement shall terminate when a new agreement has been entered into between the Parties in connection with service matters set out hereunder.
8.	This Agreement shall be executed in two counterparts, with each party holding one copy.

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[Signature Page to Exclusive Services Agreement]

Party A: /s/ Abitcool (China) Broadband Inc.

Party B: /s/ WiFire Network Technology (Beijing) Co., Ltd.